Filed Pursuant to Rule 424(b)(5)

Registration No. 333-167728

PROSPECTUS    SUPPLEMENT

(To prospectus dated November 26, 2010)

2,600,000 Shares

Perry Ellis International, Inc.

Common Stock

We are selling 2,000,000 shares of our common stock and the selling shareholders are selling 600,000 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling shareholders.

Our shares trade on the Nasdaq Global Select Market under the symbol “PERY.” On March 2, 2011, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $28.82 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Share	Total
Public offering price	$28.00	$72,800,000
Underwriting discount	$1.40	$3,640,000
Proceeds, before expenses, to us	$26.60	$53,200,000
Proceeds, before expenses, to the selling shareholders	$26.60	$15,960,000

The underwriters may also exercise their option to purchase up to an additional 390,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about March 8, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Wells Fargo Securities

Brean Murray, Carret & Co.	KeyBanc Capital Markets

Needham & Company, LLC	SunTrust Robinson Humphrey

The Benchmark Company	Ladenburg Thalmann & Co. Inc.

The date of this prospectus supplement is March 2, 2011.

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus prepared by or on behalf of us that we have referred to you. None of we, the selling shareholders or the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or the SEC, and we take no responsibility for any other information that others may give you. Neither we nor the selling shareholders are making an offer of these securities in any state where the offer or sale is not permitted. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf, on behalf of the selling shareholders or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will,” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Some of the factors that could cause actual results to differ from our expectations are:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers or programs,

•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation,

•	recent and future economic conditions, including turmoil in the financial and credit markets,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	disruptions in the supply chain,

•	our future capital needs and our ability to obtain financing,

•	our ability to protect our trademarks,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses,

•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	changes in the costs of raw materials, labor and advertising,

•	our ability to carry out growth strategies including expansion in international and direct to consumer retail markets,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	exposure to foreign currency risk and interest rate risk,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this prospectus supplement, the accompanying prospectus and our other SEC filings.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus are made only as of the date hereof. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the shares of common stock offered and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the common stock. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described under the heading “Incorporation of Certain Documents By Reference,” before investing in the common stock.

Unless the context otherwise requires, the term(s) “Perry Ellis,” “we,” “us” and “our” refer to Perry Ellis International, Inc. and our subsidiaries. References in this prospectus supplement to the Rafaella acquisition refer to our acquisition of this brand in January 2011, and references to the Laundry by Shelli Segal and C&C California acquisition refer to the acquisition of these brands in February 2008. In March 2009, we adopted a “retail calendar” fiscal year commencing in fiscal 2010. The retail calendar fiscal year divides a quarter into a series of 4-5-4 equal weeks. Each week begins on a Sunday and ends on the corresponding Saturday. References in this prospectus supplement to annual financial data for Perry Ellis refer to fiscal years ended January 30, 2010 and January 31, 2009 and 2008.

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may refer to trademarks and tradenames owned by or licensed to us. The trademarks and tradenames we own include the Perry Ellis® family of brands, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.®, Centro®, Solero®, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin® by Munsingwear®, Mondo di Marco®, Redsand®, Pro Player®, Manhattan®, Axist®, Savane®, Farah®, Gotcha®, Girl Star®, MCD®, Laundry by Shelli Segal®, C&C California® and Rafaella®. The trademarks we license from third parties include (i) the Nike® brand for swimwear and swimwear accessories, (ii) the JAG® brand for men’s and women’s swimwear and cover-ups, (iii) the Callaway Golf® brand and the Top-Flite® brand for golf apparel, (iv) the PGA TOUR® brand, including the Champions Tour® brand, for golf apparel, and (v) the Pierre Cardin® brand for men’s sportswear.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC at 100 F Street, N.E., Washington, D.C. 20549-2736. Our common stock is traded on the Nasdaq Global Select Market and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the Nasdaq Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act, available free of charge on our website at www.pery.com, as soon as reasonably practicable after they are electronically filed with the SEC.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010;

•	our Proxy Statement on Schedule 14A, dated May 14, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 2010;

•	our Amendment to Current Report on Form 8-K filed on November 22, 2010;

•	our Current Report on Form 8-K filed on January 7, 2011;

•	our Current Report on Form 8-K filed on January 12, 2011;

•	our Current Report on Form 8-K filed on February 3, 2011;

•	our Current Reports on Form 8-K filed on February 28, 2011; and

•	all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering made hereby.

This prospectus supplement and the accompanying prospectus summarize certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. We will make conformed copies of the actual documents available to you upon request.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current reports on Form 8-K that we file with the SEC, unless otherwise specified in such report. You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, FL 33172

Tel.: 305-592-2830

SUMMARY

PERRY ELLIS INTERNATIONAL, INC.

This summary highlights selected information about us and the common stock being sold by us and the selling shareholders. This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including “Risk Factors,” “ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended October 30, 2010, before making an investment decision.

Overview

We are a leading global apparel and accessories company with a diversified portfolio of over 30 brands, some of which were established over 100 years ago. We design, source, market and license a wide range of products across multiple price points. We distribute our products across all major levels of retail distribution domestically and internationally, including through approximately 15,000 selling doors and our own direct to consumer stores and e-commerce sites. Our portfolio of highly recognized brands includes the Perry Ellis family of brands, Jantzen, John Henry, Cubavera, the Havanera Co., Grand Slam, Original Penguin by Munsingwear (“Original Penguin”), Redsand, Axist, Savane, Farah, Gotcha, Laundry by Shelli Segal, C&C California and Rafaella. We also license (i) the Nike brand for swimwear and swimwear accessories, (ii) the JAG brand for men’s and women’s swimwear and cover-ups, (iii) the Callaway Golf brand and the Top-Flite brand for golf apparel, (iv) the PGA TOUR brand, including the Champions Tour brand, for golf apparel, and (v) the Pierre Cardin brand for men’s sportswear.

We distribute our products primarily to retailers, including luxury stores, department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, e-commerce sites, clubs and independent retailers in the United States, Canada, the United Kingdom and Europe. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. Our largest customers include Kohl’s, Macy’s, TJ Maxx / Marshalls, Sam’s Club, Dillard’s and J.C. Penney. As of March 2, 2011, we operated 38 Perry Ellis and three Original Penguin retail outlet stores located primarily in upscale retail outlet malls across the United States and Puerto Rico. We also operated one Perry Ellis and one Cubavera full-price retail store located in South Florida and seven Original Penguin full-price retail stores located in upscale demographic markets in the United States. In an effort to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through three worldwide, 37 domestic, and 94 international license agreements covering over 100 countries.

Our wholesale business, comprised of men’s and women’s sportswear, swimwear and accessories, accounted for 97% of total revenues in fiscal 2010 and 97% of total revenues in the first nine months of fiscal 2011. Our licensing business accounted for approximately 3% of total revenues in fiscal 2010 and 3% of total revenues in the first nine months of fiscal 2011. Men’s sportswear and accessories represented approximately 86% of total revenues in fiscal 2010 and 87% of total revenues in the first nine months of fiscal 2011. Women’s dresses and casual sportswear and men’s and women’s swimwear products represented approximately 14% of total revenues in fiscal 2010 and 13% of total revenues in the first nine months of fiscal 2011. Finally, our U.S. based business represented approximately 92% of total revenues in fiscal 2010 and 91% of total revenues in the first nine months of fiscal 2011, while our foreign operations represented 8% in fiscal 2010 and 9% of total revenues in the first nine months of fiscal 2011.

Our licensing business is a significant contributor to our operating income. We license our owned brands to third parties for the manufacturing and marketing of various products in distribution channels and countries in which we do not distribute those brands, including men’s and women’s apparel and footwear, men’s suits, underwear, loungewear, outerwear, fragrances, eyewear and accessories. These licensing arrangements heighten our brand awareness without requiring us to make capital investments or incur additional operating expenses.

Our Competitive Strengths

We believe that our competitive strengths position us to capitalize on various trends in the apparel industry. These trends include the consolidation of the department and chain store distribution channels; the increased dependence of retailers on financially sound and reliable suppliers who offer design expertise, advanced systems and technology and the ability to quickly meet changing consumer tastes; the continued importance of strong brands as a source of product differentiation; and sophisticated planning, sourcing and replenishment requirements by key retailers.

We believe that we have the following competitive strengths:

Portfolio of nationally and internationally recognized brands. We currently own or license a global portfolio of over 30 brands, which enjoy high recognition within their respective consumer segments. Our brands attract a loyal following of consumers and retailers who desire high quality, well-designed fashion apparel and accessories. We have developed our premier brand, Perry Ellis, into an American sportswear lifestyle brand. Our other owned brands include well-known names such as Cubavera, the Havanera Co., Original Penguin, Rafaella, Laundry by Shelli Segal, C&C California, Redsand, Gotcha and Jantzen. Additionally, we license various brands including Callaway Golf, Top-Flite, Nike, JAG, PGA TOUR and Pierre Cardin. To broaden our brands’ consumer reach into additional categories and geographies, we also license several of our owned brands to third parties. We believe our strong brand recognition supports the strength of the business by helping to define consumer preferences and drive selling space at retailers.

Diversified business model. We believe that our diversified business model allows us to maximize the reach of our brand portfolio while reducing the risk associated with any single brand, product category or point of distribution. We view our business as being diversified:

By brand: We maintain a global portfolio of over 30 highly recognized brands that appeal to fashion conscious consumers across various income levels. We design, source, market and license most of our products on a brand-by-brand basis targeting distinct consumer demographic and lifestyle profiles. For example, we market the Perry Ellis and Original Penguin brands to higher-income consumers and market the Grand Slam, John Henry and the Havanera Co. brands to middle-income consumers. We also market brands that target women through our Laundry by Shelli Segal and C&C California brands, through our family of swimwear products, which include Jantzen, Nike, JAG and Perry Ellis, and through our January 2011 acquisition of the Rafaella brand.

By product: We design and market apparel and accessories in a broad range of both men’s and women’s product categories, which we believe increases the stability of our business. Our menswear offerings include casual sportswear and bottoms, dress shirts and pants, jeans wear, golf apparel, sweaters, sports apparel, swimwear and swim accessories, active wear, outerwear and leather accessories. Our womenswear offerings include dresses, sportswear, swimwear, and swim accessories, and with our 2011 acquisition of the Rafaella brands, we further expanded our sportswear offerings. We believe that our product diversity decreases our dependence on a single product line or fashion trend and contributes substantially to our growth opportunities.

By distribution channel: We market our products across multiple levels of retail distribution, allowing us to reach a broad range of consumers domestically and internationally. We distribute our products through luxury stores, department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, as well as other independent retailers. Our products are distributed through approximately 15,000 doors at some of the nation’s leading retailers, including Kohl’s, Macy’s, TJ Maxx / Marshalls, Sam’s Club, Dillard’s and J.C. Penney. We also distribute our products through our own retail stores, which include 38 Perry Ellis and three Original Penguin retail outlet stores and one Perry Ellis, one Cubavera and seven Original Penguin full-price retail stores. We also operate e-commerce sites for several of our brands. Finally, we have successfully expanded product and brand distribution in the United Kingdom and Europe, and believe additional opportunities exist for further international expansion of our brand base.

Strong relationships with our retailers. We believe that our established relationships with leading retailers allow us to maximize the selling space dedicated to our products, monitor our brand presentation and merchandising selection and proactively introduce new brands and products. Because of our high quality brands and products, dedication to customer service, unique design expertise and low-cost sourcing capabilities, we have developed and maintained long-standing relationships with our largest customers. We have long standing relationships with many of our key retailers, which include Macy’s, Dillard’s and J.C. Penney.

Solid licensing capabilities and relationships. We license many of our owned brands, and, as a result, have gained significant experience in identifying potential licensing opportunities. We have established relationships with global licensees and believe these relationships provide opportunities to grow our revenues and earnings while minimizing both capital outlay and execution risk. We believe that our broad brand portfolio also appeals to licensees because our brands (i) are well-positioned in retail outlets across all major levels of retail distribution, (ii) have increased our exposure domestically and internationally and (iii) give licensees the opportunity to sell through various distribution channels. For example, a manufacturer of women’s leather bags might license the Laundry by Shelli Segal brand to enter the luxury store channel. By licensing our owned brands, we offer consumers a complete product assortment by brand. We also coordinate our marketing efforts with licensees, thereby maximizing our brand exposure and return on investment.

Sophisticated global low-cost sourcing capabilities. We have sourced our products globally for over 40 years and employ sophisticated logistics and supply chain management systems to maintain maximum operational flexibility. Our network of worldwide company-owned sourcing offices and agents enables us to meet our customers’ needs in an efficient and high quality manner without relying on any one vendor, factory, or country. In fiscal 2010 and in the first nine months of fiscal 2011, based on total units, we sourced 77% and 86%, respectively, of our products from Asia, 13% and 9%, respectively, of our products from the Americas and 10% and 5%, respectively, from the Middle East. We maintain a staff of over 200 experienced sourcing professionals in five offices in China (including Hong Kong), as well as in the United States, South Korea, Taiwan, and Vietnam. We believe that sourcing our products overseas allows us to manage our inventories more effectively while minimizing capital investments in production facilities. Because of our low-cost sourcing capabilities and strong vendor relationships, we believe that we are well-positioned to take advantage of the changing textile and apparel quota environment. Furthermore, we believe our recent Rafaella acquisition provides us valuable womenswear sourcing expertise which we can leverage for our existing women’s contemporary brands. With an established Hong Kong sourcing platform and long standing relationships, we believe an exciting opportunity exists to identify significant product synergies in our womenswear business.

Proven ability to integrate acquisitions. We have been successful in selectively acquiring, managing, developing and positioning over 30 highly recognized brands within our business, including Munsingwear (1996), Perry Ellis (1999), John Henry (1999), Manhattan (1999), Jantzen (2002), the brands owned by Perry Ellis Menswear, LLC and Redsand (2003), Farah and Savane (2005), the action sports brands Gotcha, Girl Star and MCD (2005/2006), and the women’s contemporary brands, Laundry by Shelli Segal and C&C California (2008) and Rafaella (2011). Our acquisitions leverage our existing back-end services and provide us additional platforms and expertise, as in the case of our recent Rafaella acquisition. Our disciplined acquisition strategy has proven to be successful by creating product synergies, enhancing our diversified business model and developing new distribution opportunities while ensuring the acquisitions are at an attractive price for us.

Experienced management team. Our senior management team averages more than 30 years in the apparel industry and has extensive experience in growing and rejuvenating brands, structuring licensing agreements, and building strong relationships with global suppliers and retailers. George Feldenkreis, Chairman and Chief Executive Officer, and Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer, are our largest shareholders and have employment agreements through January 31, 2013. Additionally, we have an established and highly experienced team of senior managers who support our business.

Our Business Strategy

Our strategy is to continue to pursue our three-dimensional approach to growth and profitability by developing and enhancing our portfolio of brands, increasing the scope and diversity of our product offerings and broadening distribution for our brands. The key elements of our business strategy include the following:

Continue to Grow, Evolve and Diversify our Established Families of Brands. We focus on expanding and evolving our wholesale-focused business and licensing business through each of our established families of brands. We intend to continue to expand the range of our product lines, thereby capitalizing on the name recognition, popularity, and target customer segmentation of our major brands. We pursue opportunities to increase our penetration of existing channels of distribution and enter new channels while focusing on maintaining the integrity of our products and reinforcing our brands’ images. We will continue to make the necessary investments and implement strategies to meet the growing needs of our customers on a timely basis in the ever-changing apparel industry. Our primary strategies are as follows:

•	Wholesale: We expect to continue to grow, evolve and diversify our wholesale-focused brands through the following strategies:

Perry Ellis Men’s: We expect to increase the penetration of Perry Ellis, our largest brand, and its family of brands into the most profitable department store doors, including a further expansion of our full-priced retail stores and outlet stores and our improved e-commerce site. We seek to intensify product categories to expand the presentation available to the consumer. We seek to achieve this through merchandise assortment and selection, as well as by providing innovative products. We also complement our apparel with accessories which provide increased profitability to our overall business.

Golf: We are a top producer of golf lifestyle products which we distribute across multiple channels. Our golf brands include Callaway Golf, Top-Flite, PGA TOUR, including Champions Tour, and Grand Slam, across multiple distribution channels. We will look for further expansion in this area across all distribution channels, including international, while maintaining our dominance in the United States.

Modern Lifestyle: Our modern lifestyle brands and private label businesses target various retailers and customer lifestyle needs under brands including Original Penguin, Farah, Savane, Axist and John Henry, as well as retailers’ unique private labels. We seek to grow these businesses by expanding our currently provided product offerings, as well as through private label brands to current retail customers and new retail customers. Our Original Penguin brand targets suburban upper-middle class Generation X and Y consumers with a product line that includes apparel, footwear and accessory items. Original Penguin is primarily sold at upscale department and specialty stores, as well as in seven of our own upscale full-price retail locations and through our e-commerce channel. We believe these brands have significant growth opportunities as we expand our product categories into premium denim and women’s sportswear and expand our distribution to include an increasing number of direct retail store locations.

Hispanic: We have been successful in our focus on the Hispanic market, the largest minority group in the United States, by developing the Cubavera, the Havanera Co., Centro and Solero brands. These brands specifically target the Hispanic market and consumers that embrace the Hispanic lifestyle brands. We look to expand door penetration of this product category, including through our e-commerce channel.

Women’s: With the acquisitions of the Rafaella, Laundry by Shelli Segal and C&C California brands, we have significantly strengthened our position in women’s apparel in the United States. Our recent Rafaella acquisition provides us with the potential for product extensions and synergies throughout the Laundry by Shelli Segal, C&C California and Perry Ellis brands. We also see opportunity for the production of swimwear lines for these brands and the licensing of accessories, footwear and fragrances categories. Finally, we will seek further expansion of our womenswear offerings through a continued launch of e-commerce sites.

Swim / Action Sports: We have used the expertise developed through our Jantzen business, coupled with the power of our Perry Ellis and Original Penguin brands, to successfully expand our swim business. Our licensed Nike swim brand provides an anchor position for additional performance products and accessories. With the acquisition of the Gotcha, Girl Star and MCD brands, coupled with the growth of our Redsand brand, we have an established leading action sports business and will continue to pursue ways to increase our penetration of this category, including by optimizing product competencies.

International: We expect to increase the presence of our brands in Europe through leveraging the business platform which is based out of our United Kingdom offices. Through providing brands such as Farah, Farah Vintage and Original Penguin to our retail customers, we continue to seek further expansion throughout Europe. We also provide direct distribution of select brands, such as Perry Ellis, Jantzen and Callaway, to retailers in Canada, as well as Nike Swim to retailers in Mexico. We believe there are attractive international growth opportunities for many of our brands in the future.

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Licensing: Licensing our brands to third parties enhances brand recognition by providing increased customer exposure domestically and internationally, as well as opportunities for future product extensions. We intend to continue to license our brands to existing and new licensees as profitable opportunities arise and expand our licensing activities in home, womenswear, sportswear, and fragrances across all geographies. We will continue to provide our licensing partners with strong brands, design expertise and innovative marketing strategies. In addition to the revenues and brand awareness that licensing provides us, we also believe that licensing our brands benefits us by providing significant high-margin operating income.

Continue to strengthen the competitive position and recognition of our brands. We intend to continue enhancing the recognition of our brands by aggressively marketing them to both consumers and retailers. We manage each brand individually, developing a distinct brand and marketing strategy for every product category and distribution channel. We participate in cooperative advertising in print and broadcast media, as well as market directly to consumers through billboards, event and celebrity sponsorships, special event advertisements, online through our e-commerce platform and viral marketing initiatives, and advertisements in selected periodicals. We believe investing in marketing our brands increases their relevance to consumers and retailers and creates significant overall brand value for us.

Pursue strategic acquisitions and opportunities that leverage and enhance our business platforms. We intend to continue our strategy of making selective disciplined acquisitions to expand our portfolio of brands and add new product categories. We intend to pursue acquisition opportunities in a disciplined and opportunistic manner and focus on products or categories that have high consumer awareness and are difficult to duplicate from a technical or logistical standpoint. We will also continue to internally develop new brands and logical extensions of existing brands as opportunities in the marketplace arise. Since our initial public offering in 1993, we have acquired, or obtained licenses for, many brands, including Munsingwear, Perry Ellis, John Henry, Manhattan, Jantzen, JAG, Nike, Mondo di Marco, Axis, Tricots St. Raphael, Redsand, Pro Player, PGA TOUR, Savane, Farah, Champions Tour, Gotcha, Girl Star, MCD, Laundry by Shelli Segal, C&C California, Callaway

Golf, Top-Flite, Pierre Cardin, and most recently, Rafaella. We believe that our history of selectively acquiring under-marketed or under-performing brands and incorporating them into our efficient infrastructure generates a superior return on investment for us.

Recent Developments

Acquisition of Rafaella Brands. On January 7, 2011, we announced that we had entered into a definitive agreement to acquire substantially all of the assets of Rafaella Apparel Group, Inc., an entity controlled by affiliates of Cerberus Capital Management. Rafaella is a leading designer, sourcer, marketer and distributor of a full line of women’s sportswear. The consideration paid by us totaled $80 million in cash, which includes approximately $20 million of working capital, in addition to a warrant to purchase 106,564 shares of our common stock. This purchase included Rafaella’s inventory, receivables, purchase orders and intellectual property. We assumed certain liabilities of Rafaella, including, among other things, pending customer orders and certain letters of credit. In connection with the acquisition, Rafaella is redeeming its outstanding public debt securities. We funded the acquisition through our senior credit facility. The acquisition closed on January 28, 2011.

The acquisition of the Rafaella brands provides us with the opportunity to extend product offerings to additional retail customers. We also see the opportunity to build women’s sportswear collections under our existing brands such as Laundry by Shelli Segal, C&C California and Perry Ellis. The Rafaella brands target a value-conscious, yet fashion-minded, consumer and are distributed through several major department stores.

Preliminary Fiscal 2011 Earnings (Unaudited). Our consolidated financial statements for the three months and year ended January 29, 2011, our fourth fiscal quarter, are not yet available. Our expectations with respect to our unaudited results for the three months and year ended January 29, 2011 as set forth below are based upon management estimates. Our independent registered public accounting firm, Deloitte & Touche, LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data and, accordingly, Deloitte & Touche, LLP does not express an opinion or any other form of assurance with respect thereto. This summary is not meant to be a comprehensive statement of our unaudited financial results for the three months or year ended January 29, 2011 and our actual results may differ from these estimates. Based on preliminary results, we expect to report full fiscal 2011 adjusted earnings per fully diluted share in a range of $1.82 - $1.85, an increase of 78% for the period ending January 29, 2011, compared with fiscal 2010 adjusted earnings per fully diluted share of $1.02. Adjusted earnings per fully diluted share for fiscal 2011 exclude costs associated with our recent acquisition of Rafaella and for fiscal 2011 and 2010 exclude impairment charges of certain retail store leaseholds. See below for a reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earning per share from generally accepted accounting principles, or GAAP, to adjusted earnings per fully diluted share.

For the fourth quarter of fiscal 2011, we expect to report adjusted earnings per fully diluted share in a range of $0.66 - $0.69, compared with fiscal 2010 fourth quarter adjusted earnings per fully diluted share of $0.65. As reported under GAAP, we expect to report full fiscal 2011 earnings per fully diluted share in a range of a $1.67- $1.70, as compared with fiscal 2010 earnings per fully diluted share of $1.01 and fiscal 2011 fourth quarter earnings per fully diluted share in a range of $0.51- $0.54 after the costs described above and as compared to fiscal 2010 fourth quarter earnings per fully diluted share of $0.64. See below for a reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earnings per fully diluted share from GAAP to adjusted earnings per fully diluted share.

Additionally, we expect full fiscal 2011 revenue to be approximately $790 million, which is in line with our previously stated guidance of revenue in excess of $785 million for the year. This represents an increase of 5% over fiscal 2010 revenues of $754 million. Excluding exited businesses totaling $36 million for fiscal 2010 associated with mass market programs and an exited license, fiscal 2011 revenues increased by 10% over fiscal 2010. Continued strong gross margins are expected to be reported for the fourth quarter and the full year as well.

The following table sets forth a reconciliation of fiscal 2011 and fourth quarter of fiscal 2011 earnings per share from GAAP to adjusted earnings per fully diluted share:

	Three Months Ended		Years Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net income attributed to Perry Ellis International, Inc. per share, diluted as reported	$0.51 - $0.54	$0.64	$1.67 -$1.70	$1.01
Plus:
Net per share non-recurring acquisition costs	0.13	—	0.13	—
Net per share impairment on long-lived assets	0.02	0.01	0.02	0.01

Adjusted net income attributed to Perry Ellis International, Inc. per share, diluted (a)	$0.66 - $0.69	$0.65	$1.82 - $1.85	$1.02

(a)	Adjusted net income attributed to Perry Ellis International, Inc. per share, diluted consists of net income attributed to Perry Ellis International, Inc. per share, diluted, adjusted for the impact of the acquisition costs associated with the recent acquisition of certain assets of Rafaella and impairment charges of certain retail store leaseholds. These costs and impairment charges are not indicative of our ongoing operations and thus, to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation shown.

Concurrent Offering of Senior Subordinated Notes

Concurrent with this offering, we are selling $150 million of our 7.875% senior subordinated notes due 2019. We will receive net proceeds of approximately $147.0 million from our concurrent offering of senior subordinated notes, after deducting underwriting discounts and commissions. We will use the proceeds of the concurrent offering of senior subordinated notes first to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013 and any remaining net proceeds will be used to repay a portion of the amounts outstanding under our senior credit facility. This offering is not contingent on the concurrent senior subordinated note offering; however, the concurrent offering of senior subordinated notes is contingent on this offering.

THE OFFERING

Issuer	Perry Ellis International, Inc.

Shares of common stock offered by Perry Ellis	2,000,000 shares of our common stock are being offered by Perry Ellis (2,390,000 shares if the underwriters exercise their overallotment option in full).

Shares of common stock offered by the selling shareholders	600,000 shares of our common stock are being offered by the selling shareholders. The selling shareholders are George Feldenkreis, our Chairman and Chief Executive Officer, and Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer. See “Selling Shareholders.”

Shares of common stock outstanding after this offering (1)	16,144,634 shares (16,534,634 shares if the underwriters exercise their overallotment option in full).

Concurrent offering of senior subordinated notes	$150 million of our 7.875% senior subordinated notes due 2019 are being offered by Perry Ellis concurrently with this offering. This offering is not contingent on the concurrent offering of senior subordinated notes; however the concurrent offering of senior subordinated notes is contingent on this offering.

Use of Proceeds	We will receive net proceeds of approximately $52.6 million ($63.0 million if the underwriters exercise their overallotment option in full) from this offering, after deducting underwriting discounts and commissions and offering expenses. We will use the proceeds of this offering to repay a portion of the amounts outstanding under our senior credit facility.

We will receive net proceeds of approximately $147.0 million from the concurrent offering of our senior subordinated notes, after deducting underwriting discounts and commissions. We will use the proceeds of the concurrent offering of senior subordinated notes first to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013. We will use any remaining net proceeds of the concurrent offering of senior subordinated notes to repay a portion of the amounts outstanding under our senior credit facility.

See “Use of Proceeds.”

Conflicts of Interest	Because certain underwriters of this offering are also lenders under our senior credit facility and because more than 5% of the proceeds of this offering will be used to repay a portion of the amounts outstanding under that credit facility, a conflict of interest under FINRA Rule 5121 is deemed to exist.

Accordingly, this offering will be conducted in accordance with that rule and Deutsche Bank Securities Inc. will act as “qualified independent underwriter” for this offering. See “Underwriting—Conflicts of Interest.”

Risk Factors	See “Risk Factors” beginning on page S-13 and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Select Market Symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol “PERY.”

(1)	The number of shares outstanding after this offering excludes (a) 1,717,326 shares of common stock issuable upon the exercise of outstanding stock options and stock-settled stock appreciation rights, (b) an additional 864,403 shares reserved for issuance under our equity compensation plans and (c) 106,564 shares of common stock issuable upon the exercise of the warrants issued in connection with the Rafaella acquisition.

SUMMARY FINANCIAL DATA

The following summarizes our consolidated financial data which is derived from our consolidated financial statements. The summary consolidated financial data as of and for the years ended January 30, 2010 and January 31, 2009 and 2008 have been derived from our audited financial statements for those years. The summary consolidated data as of October 30, 2010 and October 31, 2009 and for each of the nine-month periods then ended are derived from our unaudited interim consolidated financial statements and, in our opinion, include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation. Our results of operations for the nine-month period ended October 30, 2010 may not be indicative of results that may be expected for the full year. The information presented for the twelve months ended October 30, 2010 have been derived from our unaudited interim consolidated financial statements for the nine-month period ended October 30, 2010 and for the three-month period ended January 30, 2010.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto contained in our Form 10-K filed April 13, 2010 and contained in our Form 10-Q filed December 8, 2010, which are incorporated herein by reference. Historical results are not necessarily indicative of results to be expected in the future.

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
	(Amounts in thousands, except for per share data)
Income Statement Data:
Net sales	$754,765	$564,720	$539,172	$729,217	$825,868	$838,465
Net royalty income	25,053	18,660	18,592	24,985	25,429	25,401

Total revenues	779,818	583,380	557,764	754,202	851,297	863,866
Cost of sales	501,665	374,896	378,335	505,104	573,046	572,232

Gross profit	278,153	208,484	179,429	249,098	278,251	291,634
Selling, general and administrative expenses	213,166	163,588	150,778	200,356	236,840	215,873
Depreciation and amortization	12,430	9,110	10,305	13,625	14,784	13,278
Impairment on long-lived assets	254	—	—	254	22,299	—

Operating income	52,303	35,786	18,346	34,863	4,328	62,483
Costs on early extinguishment of debt	1,087	730	—	357	—	—
Impairment on marketable securities	—	—	—	—	2,797	—
Interest expense	14,365	10,289	13,295	17,371	17,491	17,594

Net income (loss) before income taxes	36,851	24,767	5,051	17,135	(15,960)	44,889
Income tax provision (benefit)	11,474	7,966	107	3,615	(3,682)	15,785

Net income (loss)	25,377	16,801	4,944	13,520	(12,278)	29,104
Less: Net income attributed to noncontrolling interest	488	400	265	353	612	931

Net income (loss) attributed to Perry Ellis International, Inc.	$24,889	$16,401	$4,679	$13,167	$(12,890)	$28,173

Net income (loss) attributed to Perry Ellis International, Inc. per share:
Basic	$1.92	$1.25	$0.37	$1.04	$(0.89)	$1.92
Diluted	$1.79	$1.16	$0.36	$1.01	$(0.89)	$1.80
Weighted average number of shares outstanding
Basic	12,989	13,076	12,688	12,699	14,416	14,675
Diluted	13,901	14,084	12,889	13,005	14,416	15,657

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
	(Amounts in thousands, except for per share data)

Other Financial Data:
EBITDA (a)(b)	$64,733	$44,896	$28,651	$48,488	$16,315	$75,761
EBITDA as adjusted (a)(b)	64,987	44,896	28,651	48,742	41,411	75,761
Cash flows from operations	38,290	23,848	74,353	88,795	(4,982)	91,292
Cash flows from investing	(4,995)	(4,590)	(1,629)	(2,034)	(44,390)	(19,307)
Cash flows from financing	(44,423)	(23,820)	(56,396)	(76,999)	45,648	(64,911)
Capital expenditures	(5,137)	(4,796)	(3,408)	(3,749)	(10,786)	(18,955)

Balance Sheet Data (at quarter end / year end):
Cash and cash equivalents	13,691	13,691	25,519	18,269	8,813	13,360
Working capital	200,375	200,375	195,482	188,056	241,130	217,870
Total assets	544,970	544,970	546,042	561,316	599,586	586,265
Total debt (c)	132,107	132,107	175,210	155,108	229,065	175,927
Total stockholders’ equity	290,639	290,639	260,202	270,116	252,101	276,820

As adjusted data (b) (d):
Pro forma interest expense	14,817
Pro forma total debt	176,213
Ratio of EBITDA, as adjusted to total pro forma interest expense	4.39
Ratio of pro forma total debt to EBITDA, as adjusted	2.71

(a)	EBITDA represents earnings before interest expense, cost on early extinguishment of debt, depreciation and amortization, noncontrolling interest and income taxes as outlined below in tabular format. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because we believe that it is a common measure of operating performance in the apparel industry. EBITDA as adjusted consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and long-lived assets. This impairment is not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, it has been removed from the calculation. The following provides a reconciliation of net income to EBITDA and adjusted EBITDA:

	Twelve Months Ended	Nine Months Ended		Fiscal Years Ended
	October 30, 2010	October 30, 2010	October 31, 2009	January 30, 2010	January 31, 2009	January 31, 2008
	(Amounts in thousands)
Net income (loss) attributed to Perry Ellis International, Inc.	$24,889	$16,401	$4,679	$13,167	$(12,890)	$28,173
Depreciation and amortization	12,430	9,110	10,305	13,625	14,784	13,278
Interest expense	14,365	10,289	13,295	17,371	17,491	17,594
Income tax provision (benefit)	11,474	7,966	107	3,615	(3,682)	15,785
Net income attributed to noncontrolling interest	488	400	265	353	612	931
Costs of early extinguishment of debt	1,087	730	—	357	—	—

EBITDA	$64,733	$44,896	$28,651	$48,488	$16,315	$75,761
Impairment on marketable securities	—	—	—	—	2,797	—
Impairment on long-lived assets	254	—	—	254	22,299	—

EBITDA as adjusted	$64,987	$44,896	$28,651	$48,742	$41,411	$75,761

(b)	Excludes results of operations from the acquisition of Rafaella, which was completed on January 28, 2011.
(c)	Total debt includes balances outstanding under our senior credit facility, 8 7/8% senior subordinated notes due 2013, real estate mortgages, and lease payable long term.
(d)

As adjusted to reflect the effect, during the twelve months ended October 30, 2010, of the issuance of $150 million in aggregate principal amount of 7.875% senior subordinated notes due 2019 in our concurrent offering and the use of net proceeds from our concurrent senior subordinated note offering to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013 and repay a portion of amounts outstanding under our senior credit facility as described under “Use of Proceeds” as if such transactions occurred on November 1, 2009.

RISK FACTORS

Before investing in our common stock, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the accompanying prospectus and any documents incorporated by reference, you should rely on the information set forth in this section. The risks described below may vary in importance and likelihood of occurrence based on a number of factors, including seasonality. The order of presentation of the below risks should not be considered an indication of relative importance or threat to our financial condition. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section beginning on page ii of this prospectus supplement.

Risks Related to Our Business and Our Industry

We rely on a few key customers, and a significant decrease in business from the loss of any one key customer or key program could substantially reduce our revenues and harm our business.

We derive a significant amount of our revenues from a few major customers. For example, net sales to our five largest customers accounted for approximately 55%, 53% and 46% of net sales for the first nine months of fiscal 2011 and for fiscal 2010 and 2009, respectively. For the first nine months of fiscal 2011, for fiscal 2010 and for fiscal 2009, two customers each accounted for over 10% of net sales; Kohl’s accounted for approximately 19%, 20% and 17% of net sales for the first nine months of fiscal 2011, for fiscal 2010 and for fiscal 2009, respectively; and Macy’s accounted for approximately 11%, 11% and 12% of net sales for the first nine months of fiscal 2011, for fiscal 2010 and for fiscal 2009, respectively. A significant decrease in business from or loss of any of our major customers could harm our financial condition by causing a significant decline in revenues.

We do not have long-term contracts with any of our customers and purchases generally occur on an order-by-order basis. We believe that purchasing decisions are generally made independently by individual department stores within a company-controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. Furthermore, our customers could curtail or cease their business with us because of changes in their strategic and operational initiatives, such as an increased focus on private label, consolidation with another retailer, changes in our customer’s buying patterns, financial instability and other reasons. If our customers curtail or cease business with us, our revenues could significantly decrease and our financial condition could be significantly harmed.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Recent economic conditions may adversely affect our business, our customers, and our financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent and future developments in the United States and global economies may lead to further reductions in consumer spending, which could have an adverse effect on the sales of our products. Such events could adversely affect the business of our wholesale and retail customers, which may among other things, result in financial difficulties leading to restructuring, bankruptcies, liquidations, and other unfavorable events of our customers, and may cause such customers to reduce or discontinue orders of our products. Financial difficulties of our customers may also affect the ability of our customers to access credit markets or lead to higher credit risk relating to receivables from customers. Recent or future turmoil in the financial and credit markets could make it more difficult for us to obtain financing or refinance existing debt when the need arises or on terms that would be acceptable to us.

Domestic and international political situations may also affect consumer confidence. The threat, outbreak or escalation of terrorism, military conflicts or other hostilities could lead to further decreases in consumer spending.

The worldwide apparel industry is heavily influenced by general economic conditions.

The apparel industry is highly cyclical and heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of consumers. Our wholesale customers may anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. Accordingly, a reduction in consumer spending in any of the regions in which we compete as a result of any substantial deterioration in general economic conditions (including as a result of uncertainty in world financial markets, weakness in the credit markets, the recent housing slump in the United States, increases in the price of fuel, international turmoil or terrorist attacks) or increases in interest rates could adversely affect the sales of our products.

We may not be able to anticipate consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in net sales.

Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory. We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We may not be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, any new products or brands that we introduce may not be successfully received by retailers and consumers. Due to the acquisitions of Laundry by Shelli Segal, C&C California and Rafaella, we have increased our exposure to women’s apparel, thus making us subject to additional changes in fashion trends as women’s fashion trends have historically changed more rapidly than men’s. If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

The failure of our suppliers to use acceptable ethical business practices could cause our business to suffer.

We require our suppliers to operate in compliance with applicable laws and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we or our customers’ operating guidelines may require additional obligations in those areas. We do not, however, control our suppliers or their labor and other business practices. If one of our suppliers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenue and, consequently, our results of operations.

Increases in the prices of raw materials used to manufacture our products or increases in costs to transport our products could materially increase our costs and decrease our profitability.

The principal fabrics used in our business are made from cotton, wool, silk, synthetic and cotton-synthetic blends. The prices we pay for these fabrics are dependent on the market prices for the raw materials used to produce them, primarily cotton and chemical components of synthetic fabrics. These raw materials are subject to price volatility caused by weather, supply conditions, government regulations, energy costs, economic climate and other unpredictable factors. Fluctuations in petroleum prices may also influence the prices of related items such as chemicals, dyestuffs and polyester yarn as well as the costs we incur to transport products from our suppliers and costs we incur to distribute products to our customers. Any raw material price increase or increase in costs related to the transport of our products (primarily petroleum costs) could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking greater advantage of any reductions in raw material prices or favorable sourcing agreements, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have an adverse effect on our business, results of operations or financial condition.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used to manufacture our products, as well as the price for labor, marketing and transportation, could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them. The price and availability of such raw materials may fluctuate significantly, depending on many factors. In the future, we may not be able to pass all or a portion of such higher prices on to our customers.

We are dependent upon the revenues generated by our licensing of brands from third parties, and the loss or inability to renew certain of these licenses could reduce our net income.

The interruption of the business of third parties that license their brands to us could adversely affect our net income. We currently license the Nike, JAG, Champions Tour, PGA TOUR, Callaway Golf, Top-Flite and Pierre Cardin brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether we achieve certain targeted sales goals. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in net income.

We are dependent upon the revenues generated by the licensing of our brands to third parties, and the loss or inability to renew certain of these licenses could reduce our royalty income and consequently reduce our net income.

The loss of several licensees of our brands at any one time could adversely affect our royalty income and net income. Royalty income from licensing our brands to third parties accounted for $18.7 million, or 3% of total revenues, for the first nine months of fiscal 2011 and for $24.9 million, or 3% of total revenues, for fiscal 2010. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether certain targeted sales goals are met. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in royalty income and net income.

Our business could be harmed if we do not deliver quality products in a timely manner.

Our sourcing, logistics and technology functions operate within substantial production and delivery requirements and subjects us to the risks associated with suppliers, transportation, distribution facilities and other risks. If we do not comply with customer product requirements or meet their delivery requirements, our customers could reduce our selling prices, require significant margin support, reduce the amount of business they do with us, or cease to do business with us, all of which could harm our business.

Our sales and operating results are influenced by weather patterns and natural disasters.

Like other companies in the apparel industry, our sales volume may be adversely affected by unseasonable weather conditions or natural disasters, which may cause consumers to alter their purchasing habits or result in a disruption to our operations. Because of the seasonality of our business and the concentration of a significant proportion of our customers in certain geographic regions, the occurrence of such events could disproportionately impact our business, financial condition and operating results.

We are subject to United States federal and state laws and regulations in the United States, and if any of the laws or regulations are amended or if new laws or regulations are adopted, compliance could become more expensive and directly affect our income.

We are subject to U.S. federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Department of Homeland Security and various labor, workplace and related laws, as well as environmental laws and regulations. If any of these laws are amended or new laws are adopted, compliance could become more costly, and our failure to comply with such laws may expose us to potential liabilities, which could have an adverse impact on our results of operation.

Because we do business abroad, our business could be harmed if changes in political or economic stability, laws, exchange rates, or foreign trade policies should occur.

Our relationship with our foreign suppliers subjects us to the risks of doing business abroad. Because some of our suppliers are located at great geographic distances from us, our transportation costs are increased and longer lead times are required, which reduces our flexibility. Our finished goods are also subject to import duties, quotas and other restrictions. Other risks in doing business with foreign suppliers include political or economic instability, any significant fluctuations in the value of the dollar against foreign currencies, terrorist activities, and restrictions on the transfer of funds. Our efforts to maintain compliance with local laws and regulations may require us to incur significant expenses, and our failure to comply with such laws may expose us to potential liability, which could have an adverse effect on our results of operations.

Although we have not been affected in a material way by any of the foregoing factors, we cannot predict the likelihood or frequency of any such events occurring and any material disruption may have an adverse affect on our business.

We may face challenges integrating the operations of our recently acquired brands or any businesses we may acquire, which may negatively impact our business.

As part of our strategy of making selective acquisitions, we acquire new brands and product categories, including our acquisition of Rafaella on January 28, 2011. Acquisitions have inherent risks, including the risk that the projected sales and net income from the acquisition may not be generated, the risk that the integration is more costly and takes longer than anticipated, risks of retaining key personnel, and risks associated with unanticipated events and unknown legal liabilities. Any of these and other risks may harm our business. We cannot assure you that any acquisition will not have a material adverse impact on our financial conditions and results of operations.

With respect to previous acquisitions, we faced challenges in consolidating functions and integrating management procedures, personnel and operations in an efficient and effective manner, which if not managed as projected, could have negatively impacted our business. Some of these challenges included increased demands on management related to the significant increase in the size and diversity of our business after the acquisition, the dedication of management’s attention to implement our strategies for the business, the retention and integration of key employees, determining aspects of the acquired business that were to be kept separate and distinct from our other businesses, and difficulties in assimilating corporate culture and practices into ours. We expect that we will face similar challenges as we continue the integration of Rafaella and if we make significant acquisitions in the future.

We have a significant amount of debt, which could have important negative consequences to us, including making it difficult for us to satisfy all of our obligations in the event we experience financial difficulties.

We have a significant amount of debt. As of March 2, 2011, we had approximately $262.3 million of debt outstanding (excluding amounts outstanding under our letter of credit facility). Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the senior subordinated notes being offered in our concurrent offering,

•

increasing our vulnerability to adverse general economic and industry conditions, as we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt,

•	limiting our ability to obtain additional financing to fund capital expenditures, acquisitions and other general corporate requirements,

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures, acquisitions or other general corporate purposes,

•	increasing our vulnerability to adverse changes in governmental regulations,

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and

•	placing us at a competitive disadvantage compared to our less leveraged competitors during periods in which we experience lower earnings and cash flow.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. With the net proceeds of this offering, we will repay a portion of the amounts outstanding under our senior credit facility. With the net proceeds of the concurring offering of senior subordinated notes, we will first redeem our 8 7/8% senior subordinated notes due 2013, and then repay a portion of the amounts outstanding under our senior credit facility. If we are unable to do so, we cannot assure you that we will be able otherwise to renegotiate or refinance any of our debt, or obtain additional debt, on commercially reasonable terms or at all. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

Our profitability may decline as a result of increasing pressure on margins.

The apparel industry is subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, pressure from retailers to reduce the costs of products and changes in consumer spending patterns. These factors may cause us to reduce our sales prices to retailers and consumers, which could cause our gross margin to decline if we are unable to appropriately manage inventory levels and/or reduce our operating costs. If we fail to adequately manage our product costs or operating expenses, our profitability will decline. This could have a material adverse effect on our results of operations, liquidity and financial condition.

Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. These include:

•	the burdens of complying with a variety of foreign laws and regulations,

•	unexpected changes in regulatory requirements,

•	new tariffs or other barriers in some international markets,

•	political instability and terrorist attacks,

•	changes in diplomatic and trade relationships, and

•	general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, the European Union, countries in Asia, or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical, social or economic policies and other factors may have a material adverse effect on our business in the future or may require us to significantly modify our current business practices.

We operate in a highly competitive and fragmented industry and our failure to successfully compete could result in a loss of one or more significant customers.

The apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. We believe that the principal competitive factors in the apparel industry are:

•	brand name and brand identity,

•	timeliness, reliability and quality of services provided,

•	market share and visibility,

•	ability to obtain sufficient retail floor space,

•	price, and

•	the ability to anticipate customer and consumer demands and maintain appeal of products to customers.

The level of competition and the nature of our competitors varies by product segment with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market and U.S. and foreign designers and licensors competing with us in the more upscale segment of the market. If we do not maintain our brand names and identities and continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to successfully compete in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers, which, if not replaced, could negatively impact our sales and financial performance.

Our success depends upon the continued protection of our trademarks and other intellectual property rights.

Our registered and common law trademarks, as well as certain of our licensed trademarks, have significant value and are instrumental to our ability to market our products. Our failure to successfully protect our intellectual property rights, or the substantial costs that we may incur in doing so, may have an adverse effect on our operations.

We may have additional tax liabilities.

We are subject to income taxes in the United States and many foreign jurisdictions. In addition to judgments associated with valuation accounts, our current tax provision can be affected by our mix of income and identification or resolution of uncertain tax positions. Because income from domestic and international sources may be taxed at different rates, the shift in mix during a year or over years can cause the effective tax rate to change. We regularly are under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of our tax liabilities as a result of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our financial position, results of operations, or cash flows in the period or periods for which that determination is made. In addition, there have been proposals to reform U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. We earn a portion of our income in foreign countries. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our tax expense and cash flow.

We depend on certain key personnel the loss of which could negatively impact our ability to manage our business.

Our future success depends to a significant extent on retaining the services of certain executive officers and directors, in particular George Feldenkreis, our Chairman of the Board and Chief Executive Officer, and Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer. They are each party to an employment agreement that expires in 2013. The loss of the services of either George Feldenkreis or Oscar Feldenkreis, or any other key member of management, could have a material adverse effect on our ability to manage our business. Our continued success is dependent upon our ability to attract and retain qualified management and operational personnel to support our future growth. Our inability to do so may have a significant negative impact on our ability to manage our business.

Risks Related to Our Common Stock

Our stock price in recent years has been volatile and is likely to continue to be volatile. As a result, the market price of our common stock after this offering may drop below the price you pay, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock has experienced, and may continue to experience, significant volatility from time to time. Such volatility may be affected by various factors and events, such as:

•	our quarterly operating results, including a shortfall in operating revenue or net income from that expected by securities analysts and investors,

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally,

•	general conditions in our industry and the impacts of changes in the economy and in the apparel and retail industries;

•	general conditions in the financial and securities markets,

•	issuance of a significant number of shares upon exercise of employee stock options, and

•	the other risk factors described in this prospectus supplement.

In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company in a manner unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well. The volatility of our common stock means that it is more likely that the price of our common stock will have declined substantially at such time as you may look to sell your shares of our common stock. If our share price decreases, the value of your investment could decline substantially.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, by us or by a major shareholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We are selling 2,000,000 shares of our common stock in this offering, which represents approximately 12.39% of our outstanding shares of common stock as of March 2, 2011 after giving effect to this offering (2,390,000 shares or 14.45% if the underwriters’ overallotment option is exercised in full). In addition, two of our principal shareholders are offering an aggregate of 600,000 shares of our common stock, which represents 3.72% (3.63% if the underwriters’ overallotment option is exercised in full) of our common stock outstanding as of March 2, 2011. We cannot assure you that this offering will not negatively affect the price of our common stock. As a result, you may not be able to resell your shares at or above the public offering price. In addition, we may issue additional shares of our common stock from time to time as consideration for or to finance future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact our stock price. After this offering the selling shareholders will continue to have a significant number of shares of our common stock registered for sale under our current shelf registration. We may also grant registration rights covering shares of our common stock or other securities we may issue in connection with any such acquisition or investment.

Provisions in our articles of incorporation and our by-laws, as amended, and the Florida Business Corporation Act could make it more difficult to acquire us and may reduce the market price of our common stock.

Our articles of incorporation presently contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis and that offer a premium over the current market price of our common stock. These provisions include those which:

•	prohibit cumulative voting in the election of our directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,

•	establish advance notice and disclosure procedures for shareholders to bring matters, including nomination of a director for election to our board, before a meeting of our shareholders, and

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting.

As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

The Florida Business Corporation Act, as amended contains provisions, which our directors have elected not to opt out of, that are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of Perry Ellis. These provisions may discourage altogether takeover attempts which have not been approved by our board. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

For additional information, please see the “Description of our Capital Stock” section beginning on page 6 of the accompanying prospectus.

USE OF PROCEEDS

The net proceeds from the sale of the 2,000,000 shares of common stock that we are offering will be approximately $52.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses (approximately $63.0 million if the underwriters exercise their overallotment option provided by us in full). We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

We will use the net proceeds from this offering of our common stock to repay a portion of the amounts outstanding under our senior credit facility. Following repayment of a portion of the amounts outstanding under our senior credit facility, the senior credit facility will remain open and our management will have the ability to borrow additional amounts thereunder. As of March 2, 2011, borrowings under our senior credit facility were approximately $131.4 million. Interest on the principal balance under our senior credit facility accrues, at our option, at either (a) the greater of the prime lending rate as defined in the senior credit facility or the Federal Funds rate; plus 1/2% plus a margin spread of 100 to 175 basis points based upon the sum of our quarterly average excess availability plus excess cash for the immediately preceding fiscal quarter, at the time of borrowing, or (b) the average monthly Eurodollar Rate for one-month Eurodollar deposits plus a margin spread of 200 to 275 basis points based upon the sum of our quarterly average excess availability plus excess cash for the immediately preceding fiscal quarter, at the time of borrowing. Our senior credit facility has a maturity date of February 1, 2012, and we are in preliminary discussions with our lenders to amend and extend or otherwise refinance our senior credit facility.

The net proceeds from the concurrent offering of the 7.875% senior subordinated notes due 2019 will be approximately $147.0 million, after deducting underwriting discounts and commissions. This offering is not contingent on the concurrent senior subordinated note offering; however, the concurrent offering of senior subordinated notes is contingent on this offering.

We will use the net proceeds of our concurrent offering of senior subordinated notes first to redeem our currently outstanding 8 7/8% senior subordinated notes due 2013 at a redemption price of 101.4792%. We will use any remaining net proceeds of our concurrent offering of senior subordinated notes to repay a portion of the amounts outstanding under our senior credit facility. As of March 2, 2011, approximately $104.3 million of our 8 7/8% senior subordinated notes due 2013 were outstanding.

Until we use the net proceeds of this offering in the foregoing manner, we may temporarily use the net proceeds of this offering to make short-term investments. The net proceeds of our concurrent offering of senior subordinated notes will be deposited with the trustee pursuant to the indenture governing our 8 7/8% senior subordinated notes due 2013. However, we cannot ensure that we will invest such net proceeds in a manner that produces income or that increases in value.

Sources and Uses

The following table illustrates the estimated sources and uses of funds (in millions) relating to this offering and our concurrent offering of senior subordinated notes. The actual amounts will differ at the time of the closing of the transactions.

If the concurrent offering of 7.875% senior subordinated notes due 2019 is not completed, our uses of proceeds from this offering will be as described above.

Sources		Uses
7.875% senior subordinated notes due 2019	$150.0	Redemption of 8 7/8% senior subordinated notes due 2013, including call premium	$105.8
Common stock	56.0	Repayment of senior credit facility	93.8
		Estimated fees and expenses	6.4

Total Sources	$206.0	Total Uses	$206.0

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Price Range of Our Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PERY.” The following table sets forth on a per share basis the high and low last reported prices on the Nasdaq Global Select Market for our common stock during the periods indicated.

	Common Stock
	High	Low
Fiscal Year 2010:
First Quarter	$7.37	$3.46
Second Quarter	9.72	5.60
Third Quarter	19.15	8.06
Fourth Quarter	16.92	13.34

Fiscal Year 2011:
First Quarter	$26.75	$14.92
Second Quarter	25.98	16.85
Third Quarter	25.04	18.32
Fourth Quarter	30.01	21.35

Fiscal Year 2012:
First Quarter (through March 2, 2011)	$30.81	$28.04

The last reported sales price of our common stock on March 2, 2011 on the Nasdaq Global Select Market was $28.82 per share. As of March 2, 2011, there were approximately 141 holders of record of our common stock.

Dividend Policy

We currently do not pay cash dividends and we have no current intention of paying dividends in the future.

For a description of our common stock, see “Description of our Capital Stock” on page 6 of the accompanying prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of October 30, 2010:

•	on a historical basis; and

•

as adjusted on a pro-forma basis to give effect to our January 2011 acquisition of Rafaella including a draw on our senior credit facility in the amount of $80 million and an investment of $9 million of restricted cash to collateralize letters of credits acquired during our acquisition of Rafaella; and

•

as adjusted for the net proceeds of $52.6 million to give effect to our issuance of 2,000,000 shares of our common stock in this offering (without giving effect to the underwriters overallotment option), after deducting underwriting discounts and commissions and estimated offering expenses of $3.4 million; and

•

as further adjusted to give effect to our concurrent offering of $150.0 million in principal amount of 7.875% senior subordinated notes due 2019, after deducting underwriting discounts and commissions of $3.0 million.

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended October 30, 2010, which are incorporated by reference herein.

	Historical as of October 30, 2010	As Adjusted for Rafaella Acquisition	As Adjusted for this Offering	As Further Adjusted for our Concurrent Offering of Senior Subordinated Notes
	(Amounts in thousands, except for share data)
Cash and cash equivalents (including restricted cash)	$13,691	$23,060	$23,060	$27,514

Senior credit facility (1)	$—	89,354	$36,754	$—
8 7/8% senior subordinated notes due 2013, net (1)	105,311	105,311	105,311	—
Senior subordinated notes due 2019, net	—	—	—	150,000
Real estate mortgages and capital leases less current portion	26,213	26,213	26,213	26,213

Total long-term debt obligations (1)	131,524	220,878	168,278	176,213

Equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized, none issued and outstanding	—		—	—
Common stock, $.01 par value; 100,000,000 shares authorized, 16,589,010 shares issued and outstanding (actual); 18,589,010 shares issued and outstanding (as adjusted and further adjusted)	166	166	186	186
Additional paid-in capital	115,423	115,423	168,003	168,003
Retained earnings	196,239	196,239	196,239	194,971
Accumulated other comprehensive (loss)	(3,774)	(3,774)	(3,774)	(3,774)

Total	308,054	308,054	360,654	359,386
Treasury stock at cost; 2,462,196 shares (actual)	(17,415)	(17,415)	(17,415)	(17,415)

Total equity	290,639	290,639	343,239	341,971

Total capitalization	$422,163	$511,517	$511,517	$518,184

(1)

As of March 2, 2011, we had borrowings of approximately $131.4 million under our senior credit facility due primarily to the January 2011 acquisition of Rafaella and borrowings for our current working capital requirements. We expect to have borrowings outstanding of approximately $37.6 million under our senior credit facility immediately after application of the net proceeds we receive from the issuance of the common stock sold in this offering and our concurrent offering of 7.875% senior subordinated notes due 2019. In addition, as of March 2, 2011, approximately $104.3 million of our 8 7/8% senior subordinated notes due 2013 were outstanding. We expect to use the net proceeds of the concurrent offering of the senior subordinated notes first to redeem the 8 7/8% senior subordinated notes due 2013 at a redemption price of 101.4792% and then to repay a portion of the amounts outstanding under our senior credit facility. Additionally, we will be required to write-off debt costs of $0.8 million related to the 8 7/8% senior subordinated notes due 2013 and a net premium of $1.1 million related to the hedged portion of the terminated swap.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to you if you become a beneficial owner of our common stock and you are a non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership) that is not a citizen or resident of the United States, a U.S. domestic corporation, or a person that would otherwise be subject to U.S. federal income tax on a net income basis in respect of such common stock. The summary deals only with shares of our common stock that will be held as capital assets and does not purport to deal with all possible tax consequences of purchasing, owning, and disposing of our common stock. In particular, the summary does not address the tax consequences that may be applicable to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment or persons who hold more than 5% of our common stock. You should consult your own tax advisers about the tax consequences of the purchase, ownership, and disposition of our common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of any changes in applicable tax laws.

Dividends

Any dividends that you receive with respect to our common stock will be subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless:

•	you have furnished to us or another payor a valid IRS Form W-8BEN or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments, and

•

in the case of actual or constructive dividends paid after December 31, 2012, if required, you have provided the withholding agent with a certification identifying your direct and indirect U.S. owners and if you hold the common stock through a foreign financial institution or entity, such institution or entity has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its account holders (including certain investors in such institution or entity) and you have provided any required information to the foreign financial institution.

If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock.

Disposition of Common Stock

Any gain that you realize upon a sale, exchange, or other disposition of our common stock will generally not be subject to U.S. federal income tax unless you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. In the case of the sale or disposition of common stock after December 31, 2012, you may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point above under “—Taxation of Dividends” are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock and the potential for a refund or credit in the case of any withholding tax.

Estate Tax

If you are an individual, shares of our common stock that you own or are treated as owning at the time of your death will be included in your gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

U.S. Information Reporting Requirements and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder may be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder or such holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SHAREHOLDERS

The following table sets forth, with respect to each selling shareholder, as of March 2, 2011, the number of shares owned by the selling shareholder prior to this offering, the number of shares to be offered for sale by the selling shareholder in this offering, the number of shares to be owned by the selling shareholder after completion of the offering, and the percentage of common stock owned by the selling shareholder before and after completion of the offering.

	Shares Beneficially Owned Prior to Offering			Shares Being Offered	Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage		Number	Number	Percentage
George Feldenkreis	2,436,812	16.7	%(a)	300,000	2,136,812	12.90	%(b)
Oscar Feldenkreis	1,936,139	13.3	%(a)	300,000	1,636,139	9.88	%(b)

(a)	Calculated on the basis of 14,562,134 shares of common stock, which consists of (i) 14,144,634 shares of common stock outstanding on February 24, 2011; and (ii) 417,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this prospectus supplement.

(b)	Assumes the sale of 2,000,000 shares of common stock by us. If the underwriters’ overallotment option is exercised in full, George Feldenkreis would beneficially own 12.60% after the sale of the shares of common stock offered hereby and Oscar Feldenkreis would beneficially own 9.65% after the same of the shares of common stock offered hereby.

George Feldenkreis is the Chairman of our Board and Chief Executive Officer. Oscar Feldenkreis is the Vice Chairman of our Board, President and Chief Operating Officer. George Feldenkreis is the father of Oscar Feldenkreis.

The shares described in this prospectus supplement were obtained by the selling shareholders (i) in private placements of our common stock which were completed in May 1970 and April 1993, (ii) upon grants of restricted stock or the exercise of options to purchase our common stock granted between May 2008 and June 2009, (iii) in connection with stock splits or stock dividends issued by us with respect to our common stock in each of April 1993, July 1997 and December 2006 and (iv) by transfers from the original holder of the shares that were obtained in one of the manners described above.

For information about certain material relationships between us and each selling shareholder, see the documents incorporated by reference herein, including the information set forth under the heading “Certain Relationships and Related Transactions” in our definitive proxy statement for our 2010 Annual Meeting incorporated herein by reference.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,222,000
Deutsche Bank Securities Inc.	650,000
Wells Fargo Securities, LLC	260,000
Brean Murray, Carret & Co., LLC	78,000
KeyBanc Capital Markets Inc.	78,000
Needham & Company, LLC	78,000
SunTrust Robinson Humphrey, Inc.	78,000
The Benchmark Company, LLC	78,000
Ladenburg Thalmann & Co. Inc.	78,000

Total	2,600,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.84 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

In compliance with guidelines of the Financial Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to the accompanying prospectus and any applicable prospectus supplement, including this prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option from us.

	Per Share	Without Option	With Option
Public offering price	$28.00	$72,800,000	$83,720,000
Underwriting discount	$1.40	$3,640,000	$4,186,000
Proceeds, before expenses, to the Company and the selling shareholders	$26.60	$69,160,000	$79,534,000

The expenses of this offering and the concurrent offering of our senior subordinated notes, not including the underwriting discount and commissions, are estimated at $600,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 390,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling shareholders, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Nasdaq Global Select Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “PERY.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may facilitate internet distribution for this offering to certain of their internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated and on the internet web site maintained by Deutsche Bank Securities Inc. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site and the Deutsche Bank Securities Inc. web site is not part of this prospectus supplement.

CONFLICTS OF INTEREST

Bank of America, N.A. (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Wells Fargo Bank, National Association (an affiliate of Wells Fargo Securities, LLC), are lenders to us under the Loan and Security Agreement dated October 1, 2002, as amended (the “Loan and Security Agreement”). Because more than 5% of the proceeds of this offering will be used to retire the revolving loans made under the Loan and Security Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are deemed to have a conflict of interest under FINRA Rule 5121 and consequently the offering will be conducted in accordance with that rule. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus supplement. Deutsche Bank Securities Inc. has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders under the Loan and Security Agreement. At March 2, 2011, there was $131.4 million outstanding under this senior credit facility. See “—Conflicts of Interest.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State

(other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that have been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Issuer or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Broad and Cassel, a partnership including professional associations, Miami, Florida. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

$200,000,000

Common Stock, Preferred Stock, Debt Securities, and Warrants

Offered by

Perry Ellis International, Inc.

and

1,637,554 Shares of Common Stock Offered by Selling Shareholders

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PERY.” On November 24, 2010, the closing price of our common stock, as reported by the NASDAQ Global Select Market, was $27.17 per share.

Investing in our securities involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus, as described in “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2010

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus is accurate only as of the date of the documents containing the information.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” “target,” “project,” “contemplate” or “will,” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ from our expectations are:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers or programs,

•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation,

•	recent and future economic conditions, including turmoil in the financial and credit markets,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	disruptions in the supply chain,

•	our future capital needs and our ability to obtain financing,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses,

•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	changes in the costs of raw materials, labor and advertising,

•	our ability to carry out growth strategies including expansion in international and direct to consumer retail markets,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	exposure to foreign currency risk and interest rate risk,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this prospectus and in our other SEC filings.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” in our Annual Report on Form 10-K and the prospectus supplement and in documents we subsequently file with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

In making your decision, you should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. You must rely on your own examination of our company.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. We will make conformed copies of the actual documents available to you upon request. In this prospectus and in the information incorporated by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. In addition, certain data included in this prospectus or incorporated by reference regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable, and we cannot guarantee the accuracy or completeness of such information.

This prospectus or documents we incorporate by reference may refer to trademarks and tradenames owned by or licensed to us. The trademarks and tradenames we own include Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, John Henry®, Grand Slam®, Centro®, Solero®, Natural Issue®, Pro Player®, Manhattan®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Mondo di Marco®, Axist®, Redsand®, Farah®, Gotcha®, Girl Star®, MCD® , Laundry by Shelli Segal® and C&C California®. The trademarks we license from third parties include Nike®, JAG®, Callaway Golf®, Top-Flite®, PGA TOUR® and Pierre Cardin®.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, and warrants described in this prospectus. Certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell shares of our common stock under this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $200,000,000. The selling shareholders may sell up to an aggregate of 1,637,554 shares of common stock in one or more offerings.

This prospectus provides you with a general description of the securities we may offer and those offered by our selling shareholders. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the term(s) “Perry Ellis,” “we,” “us” and “our” refer to Perry Ellis International, Inc. and our subsidiaries.

PERRY ELLIS INTERNATIONAL, INC.

We are one of the leading apparel companies in the United States. We manage a portfolio of major brands, some of which were established over 100 years ago. We design, source, market and license our products nationally and internationally at multiple price points and across all major levels of retail distribution in up to 15,000 doors. Our portfolio of highly recognized brands includes the Perry Ellis® family of brands, which we believe together generate over $1.1 billion in annual retail sales, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.®, Centro®, Solero®, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin® by Munsingwear®, Mondo di Marco®, Redsand®, Pro Player®, Manhattan®, Axist®, Savane®, Farah®, Gotcha®, Girl Star®, MCD®, Laundry by Shelli Segal® and C&C California®. We also license (i) the Nike® brand for swimwear and swimwear accessories, (ii) the JAG® brand for men’s and women’s swimwear and cover-ups, (iii) the Callaway Golf® brand and Top-Flite® brand for golf apparel and (iv) the PGA TOUR®, including Champions Tour for golf apparel.

We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, the corporate wear market, ecommerce, as well as clubs and independent retailers in the United States, Canada, the United Kingdom and Europe. Our largest customers include Kohl’s Corporation, Macy’s, Inc., Dillard’s Inc., Sam’s Wholesale Club and J.C. Penney Company. As of March 1, 2010, we also operated 41 Perry Ellis retail outlet stores located primarily in upscale retail outlet malls across the United States and Puerto Rico, as well as eight Original Penguin retail stores located in upscale demographic markets in the United States. We have also opened one Cubavera retail store located in Miami, Florida. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. In order to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through 2 worldwide, 34 domestic and 97 international license agreements covering over 100 countries.

We were incorporated in Florida in April 1967 and changed our name from Supreme International Corporation to Perry Ellis International, Inc. on June 18, 1999. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

For further information regarding us and our financial information, you should refer to our filings with the SEC. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement or in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the offered securities for repayment of indebtedness, capital expenditures, working capital, other general corporate purposes, and future acquisitions. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated. This ratio is provided to assist investors in evaluating our ability to meet the interest requirements of debt securities. For purposes of these calculations, “earnings” consist of income before taking into consideration income tax expense (benefit) and “fixed charges,” where “fixed charges” consist of interest expense, amortization of debt issuance costs, estimate of interest expense within rental expense and cost on early extinguishment of debt.

	Six Months ended July 31, 2010	Fiscal year
		2010	2009		2008	2007	2006
Ratio of Earnings to Fixed Charges	2.4x	1.8x	N/A	(1)	3.1x	2.3x	2.4x

(1)

Due to the loss during the year ended January 31, 2009, the ratio of earnings to fixed charges for that period was less than 1.00. The deficiency of earnings to total fixed charges was approximately $16.6 million.

SELLING SHAREHOLDERS

Up to 1,637,554 shares of common stock being offered by this prospectus may be offered by certain selling shareholders. Information about the potential selling shareholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference. Each applicable prospectus supplement, post-effective amendment and/or filing under the Exchange Act will identify the selling shareholders selling in that offering and their relationship to Perry Ellis and will also include the following information:

•	the number of shares of common stock then held by the selling shareholders;

•	the number of shares of common stock then being offered by the selling shareholders; and

•	the number of shares (and, if one percent or more, the percentage) of common stock owned by the selling shareholders after completion of the offering.

The shares described in this prospectus were obtained by certain of the selling shareholders (i) in private placements of our common stock which were completed in May 1970 and April 1993, (ii) upon grants of restricted stock or the exercise of options to purchase our common stock granted between May 2008 and June 2009, (iii) in connection with stock splits or stock dividends issued by us with respect to our common stock in each of April 1993, July 1997 and December 2006 and (iv) by transfers from the original holder of the shares that were obtained in one of the manners described above.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock does not constitute a complete description of all of the terms of our capital stock and should be read in conjunction with our articles of incorporation and by-laws which have been filed by us with the SEC.

Capital Stock

Our authorized capital stock currently consists of:

•	100,000,000 shares of common stock, $0.01 par value, and

•	5,000,000 shares of preferred stock, $0.01 par value.

As of November 24, 2010, we had outstanding 14,073,673 shares of our common stock and no shares of preferred stock. In addition, we currently have reserved for issuance under our equity incentive compensation plans (including shares issuable upon the exercise of outstanding options and stock appreciation rights) a total of 2,654,053 shares of our common stock.

The following summary describes the material terms of our common stock and our preferred stock. The description of our capital stock is qualified by reference to our articles of incorporation and by-laws.

Common Stock

As of November 24, 2010, there were 14,073,673 shares of our common stock outstanding held by approximately 145 shareholders of record.

Dividends. Subject to the rights of the holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. Payments of cash dividends are currently prohibited under our senior credit facility and indentures.

Voting Rights. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Holders of our common stock entitled to vote in any election of directors may elect by a plurality of the votes cast for nominees for election to our board of directors.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our preferred stock, if any.

Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and we may issue in the future.

Preferred Stock

We are currently authorized to issue up to 5,000,000 shares of preferred stock, none of which are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors are empowered to determine:

•	the voting rights, whether special or conditional, full or limited, of each class or series of preferred stock,

•	the designation of and the number of shares comprising the class or series of preferred stock,

•	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series,

•	the redemption prices and terms applicable, if any, to any class or series of preferred stock,

•	whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto,

•	the dividend rights and dividend rate, if any, for any class or series of preferred stock,

•	the amounts payable on the series upon our liquidation, dissolution or winding-up,

•	the terms and conditions of any conversion rights for the class or series of preferred stock, if any, and

•	the terms and conditions of any other special rights and protective provisions that the board of directors deems advisable.

We have no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change-in-control of Perry Ellis.

Florida Statutory Anti-Takeover Provisions

General. The Florida Business Corporation Act, as amended (the “FBCA”), contains provisions, which our directors have elected not to opt out of, and which are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of Perry Ellis. These provisions may discourage altogether takeover attempts which have not been approved by our board. This could include takeover attempts that our non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of our common stock on the Nasdaq Global Select Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

The following summarizes the anti-takeover provisions contained in the FBCA.

Authorized but Unissued Stock. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Perry Ellis. The perception in the market of a large number of authorized but unissued shares of our common and preferred stock could have a negative impact on the price of our common stock.

Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies. The FBCA expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on our employees, customers and suppliers and our subsidiaries, on the communities and geographical areas in which they operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in our long-term best interests and those of our shareholders.

Control Share Acquisitions. We have elected not to opt out of and, therefore, are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of our directors unless the voting rights associated with the shares are approved by a majority vote of our disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any of our officers or employees who is also a director. The specific share acquisition ranges that implicate these provisions of the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power,

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power, or

•	acquisitions of shares possessing a majority of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables us to provide for the redemption under certain circumstances of control shares with no voting rights.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which we are a party, or an acquisition of shares previously approved by our board of directors.

Affiliated Transactions with Interested Shareholders. We have elected not to opt out of and, therefore, are subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66 2/3% of our outstanding voting shares, other than the shares owned by an “interested shareholder”—generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of Perry Ellis—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves Perry Ellis and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of Perry Ellis. Accordingly, these provisions may discourage attempts to acquire Perry Ellis.

Anti-Takeover Provisions of Our Articles of Incorporation

Our articles of incorporation presently contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the current market price of our common stock. These provisions include those which:

•	prohibit cumulative voting in the election of our directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of our shareholders,

•	provide for 100,000,000 shares of authorized common stock,

•	provide for 5,000,000 shares of authorized preferred stock,

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting, and

•	require shareholders seeking to nominate directors for election to our board to first comply with certain advance notice and disclosure procedures.

These provisions could also discourage proxy contests and make it more difficult for our shareholders to elect directors and cause us to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with our board. As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•

in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agent, which we have done.

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our articles of incorporation further provide that we may insure, will indemnify and will advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

Our by-laws provide that we will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he or she (a) is or was a director of Perry Ellis, (b) is or was serving at the request of Perry Ellis as a director of another corporation, (c) is or was an officer of Perry Ellis, provided that he or she is or was at the time a director of Perry Ellis, or (d) is or was serving at the request of Perry Ellis as an officer of another corporation, provided that he or she is or was at the time a director of Perry Ellis or a director of such other corporation, serving at the request of Perry Ellis.

We are also a party to indemnification agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Perry Ellis pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior or subordinated debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, in this case, U.S. Bank Trust National Association, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

Because we may issue both senior debt securities and subordinated debt securities, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the “indentures.”

Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.

General

The debt securities will be unsecured obligations of Perry Ellis. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all our existing and future Senior Indebtedness (as defined in the subordinated indenture).

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.

•

The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

•

The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

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The place or places, if any, other than or in addition to the Borough of Manhattan, New York City, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

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Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

•

If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.

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If the debt securities are not to be issued in book-entry form only and held by The Depository Trust Company, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

•	If other than US dollars, the currency or currencies of such debt securities.

•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

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The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

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Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.

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Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

•	Any other terms of the debt securities that are consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under an indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee.

If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Subsidiary Guarantees

The debt securities may be fully and unconditionally guaranteed by all of our current material and certain of our future domestic subsidiaries. These guarantees, if any, will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture will be executed by the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio,

•	the conversion or exchange period, or how such period will be determined,

•	if conversion or exchange will be mandatory or at the option of the holder or Perry Ellis,

•	any requirements with respect to the reservation of shares of securities for purposes of conversion,

•	provisions for adjustment of the conversion price or the exchange ratio, and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities, or

•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached), or

•	in global form, or

•

in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee in New York City. That office is currently located at 100 Wall Street, 16th Floor, New York, New York 10005. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 100 Wall Street, 16th Floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of Perry Ellis in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in US dollars may be made, at the office of our paying agent in The City of New York if (but only if) payment of the full amount in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon acceleration, optional redemption, required purchase or otherwise.

•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.

•

We remain in breach of a covenant in respect of debt securities of such series for 30 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. Only a portion of the principal is payable if the securities were issued at a discount. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of Senior Indebtedness. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity”. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, notwithstanding the conditions described above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•

either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities;

•

immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of Each Holder

First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security,

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default,

•	adversely affecting any right of repayment at the holder’s option,

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security,

•	impairing your right to sue for payment or to convert or exchange a security,

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities,

•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness,

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture,

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults,

•	reducing the requirements for quorum or voting with respect to the debt securities,

•	modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements,

•	changing any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances, and

•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote

The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “—Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indentures under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default, and

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance – Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when (1) all debt securities of that series have been delivered to the trustee for cancellation or (2) the following conditions have been satisfied:

•

all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•

we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.

•

Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “—Subordination.”

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the senior debt securities or subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See “- Subordination” for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

Subordination

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness as such term is defined in the subordinated indenture. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances may include the following:

•

We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Perry Ellis, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•

The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under “—Events of Default.”

In addition, in general, we will not be permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our Senior Indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the Senior Indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of Senior Indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of Perry Ellis that is owed a specific amount but who owns neither our Senior Indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of Senior Indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of Senior Indebtedness we are permitted to have and we may in the future incur additional Senior Indebtedness.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

The Trustee

The initial trustee under each indenture is U.S. Bank Trust National Association. U.S. Bank Trust National Association will also be the initial paying agent and registrar for the debt securities.

Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indentures, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indentures, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of Perry Ellis, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

In the event that an entity is the trustee under both the senior indenture and the subordinated indenture, and a conflict of interest arises as a result, the trustee must resign as trustee under (1) either of the indentures or, if this does not eliminate the conflict of interest, (2) both the indentures.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

•	the title of the warrants,

•	the offering price, if any,

•	the aggregate number of warrants,

•	the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of the warrants,

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security,

•	the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable,

•	the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased,

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire,

•	the minimum or maximum amount of the warrants which may be exercised at any one time,

•	any provisions for change to or adjustments in the exercise price,

•	any antidilution provisions warrants,

•	information with respect to the book-entry procedures, if any,

•	a discussion of certain Federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We, and in the case of the sale of common stock, the selling shareholders, may sell the offered securities in any one or more of the following ways from time to time:

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents and the amount underwritten,

•	the purchase price of the offered securities and the proceeds to us from such sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We, and in the case of the sale of common stock, the selling shareholders, may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us, any selling shareholders or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us and any selling shareholders to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are quoted on the Nasdaq Global Select Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

In connection with any sale of common stock, we and the selling shareholders may sell the common stock described in this prospectus to one or more underwriters for public offering, or to investors directly or through agents. The selling shareholders will act independently of us in making decisions regarding timing, manner and size of each sale.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Broad and Cassel, a partnership including professional associations, Miami, Florida, will issue an opinion about certain legal matters with respect to the securities, including the validity of the securities issued hereunder.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of Perry Ellis International, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC at 100 F Street, N.E., Washington, D.C. 20549-2736. Perry Ellis’ common stock is traded on the NASDAQ Global Select Market and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the NASDAQ Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current report on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act available free of charge on our website at www.perry.com, as soon as reasonably practicable after they are electronically filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010;

•	our Current Report on Form 8-K filed on April 6, 2010;

•	our Current Report on Form 8-K filed on June 4, 2010;

•	our Current Report on Form 8-K filed on June 7, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2010;

•	our Current Report on Form 8-K filed on June 21, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010;

•	our Current Report on Form 8-K filed on September 17, 2010;

•	our Proxy Statement on Schedule 14A, dated May 14, 2010;

•	the description of our common stock contained in our registration on Form 8-A as filed with the SEC on May 14, 1993, filed pursuant to the Exchange Act; and

•	all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made hereby.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, FL 33172

Tel.: 305-592-2830

2,600,000 Shares

Perry Ellis International, Inc.

Common Stock

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March 2, 2011